CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 16, 2015, relating to the financial statements and financial highlights which appear in the February 28, 2015 Annual Reports to Shareholders of Schwab U.S. REIT ETF, Schwab Fundamental U.S. Broad Market Index ETF, Schwab Fundamental U.S. Large Company Index ETF, Schwab Fundamental U.S. Small Company Index ETF, Schwab Fundamental International Large Company Index ETF, Schwab Fundamental International Small Company Index ETF and Schwab Fundamental Emerging Markets Large Company Index ETF, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights,” “Independent Registered Public Accounting Firm” and “Portfolio Holdings Disclosure” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP
San Francisco, California
June 24, 2015